Exhibit 10.1
EXECUTION VERSION

BARCLAYS
745 Seventh Avenue
New York, New York 10019

PERSONAL AND CONFIDENTIAL

May 20, 2015

CVS Health Corporation
One CVS Drive
Woonsocket, Rhode Island 02895

Attention: Carol A. DeNale, SVP & Treasurer

Commitment Letter

Ladies and Gentlemen:
You have advised Barclays Bank PLC (“Barclays”, together with each Lender (as defined below) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 3 hereof, collectively, the “Commitment Parties,” “we” or “us”), that CVS Health Corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), through its wholly owned subsidiary, all of the equity interests of Omnicare, Inc., a Delaware corporation (the “Target”) pursuant to an Agreement and Plan of Merger dated as of May 20, 2015, by and among CVS Pharmacy, Inc., a Rhode Island corporation, Tree Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and the Target (the “Merger Agreement”) and to consummate certain transactions described therein and in this Commitment Letter, in each case on the terms and subject to the conditions set forth in this Commitment Letter and Exhibits A, B and C (collectively, the “Commitment Letter”).
You have also advised us that the total cost of the Acquisition (and related fees, commissions and expenses (collectively, “Transactions Costs”) and the refinancing of certain existing debt of the Target and its subsidiaries) will be provided by a combination of (a) the issuance by you or one of your wholly-owned subsidiaries of a combination of equity securities, equity-linked securities, unsecured or secured debt securities (the “Securities”) and/or unsecured or secured term loans (the foregoing, the “Permanent Financing”) and/or (b) to the extent that the Permanent Financing is not issued or borrowed on or prior to the closing of the Acquisition, $13.0 billion of borrowings under a senior unsecured 364-day term loan facility (the “Bridge Facility”) having the terms set forth in Exhibit A. The Acquisition, the Bridge Facility and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”.

1.	Commitments and Agency Roles
You hereby appoint Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and as sole lead arranger and sole bookrunner (in such capacities, the “Arranger”) for the Bridge Facility. You agree that no other titles will be awarded and no

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compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) in connection with the Bridge Facility unless you and we shall so agree. Each of the Arranger and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. We are pleased to advise you of our commitment to provide to the Company 100% of the Bridge Facility on the terms and subject to the conditions set forth in Section 2 below and Exhibit B; provided that any event occurring after the date hereof and prior to the Closing Date (as defined in Exhibit A) that would result in a mandatory prepayment or commitment reduction with respect to the Bridge Facility as set forth in Exhibit A under the Section titled “Mandatory Prepayments and Commitment Reductions” shall reduce on a pro rata basis each Commitment Party’s aggregate commitment with respect to the Bridge Facility under this Commitment Letter on a dollar-for-dollar basis. It is further agreed that Barclays will have “lead left” placement in all documentation used in connection with the Bridge Facility.
Our fees for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in Exhibits A, B and C and in the Fee Letter as and when payable in accordance with the terms hereof and thereof.

2.	Conditions Precedent
Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Loan Documents (as defined below) or any other letter agreement between you and us concerning the financing of the Transactions to the contrary, our commitments hereunder and our agreements to perform the services described herein are subject solely to the conditions set forth in Exhibit B.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Loan Documents (as defined below) or any other letter agreement between you and us concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be (a) the representations made by or with respect to the Target in the Merger Agreement as are material to the interests of the Lenders (but only to the extent that the breach of such representations would permit you or your applicable subsidiary to terminate your obligations under the Merger Agreement or to decline to close the Acquisition as a result of the breach of such representations in the Merger Agreement) (the “Target Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in this Section 2 and Exhibit B are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties referred to in Exhibit A relating to existence and requisite power; authority; due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts of the Loan Documents with organizational documents; Investment Company Act; Federal Reserve margin regulations; solvency; of the Company and its subsidiaries on a consolidated basis (such representation to be substantially identical to the certification set forth in Annex I to Exhibit B hereto); U.S.A. Patriot Act; and OFAC; and FCPA. There shall be no conditions to closing and funding the Bridge Facility not expressly set forth in this Section 2 or in Exhibit B.
Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, and to the extent applicable, the Fee Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided in this Section 2 and Exhibit B.

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3.	Syndication
The Arranger intends and reserves the right to syndicate the Bridge Facility to banks and other financial institutions (collectively, including Barclays, the “Lenders”), which syndication may occur in one or more stages. The Arranger will lead the syndication in consultation with you, including determining the timing of all offers to prospective Lenders, the selection of Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letter, and will, in consultation with you, determine the final commitment allocations. Barclays’ commitments hereunder with respect to the Bridge Facility shall be reduced on a dollar-for-dollar basis as and when commitments for the Bridge Facility are received from Lenders selected in accordance with this Section 3 to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement substantially in the form of Exhibit C (a “Joinder Agreement”) or (ii) party to the applicable Loan Documents as a “Lender” thereunder. The Company agrees to use commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from the existing lending and investment banking relationships of the Company, and to the extent necessary and practical, the Target, and their respective subsidiaries. To facilitate an orderly and successful syndication of the Bridge Facility, you agree that, until the earliest of (a) the termination by the Arranger of syndication of the Bridge Facility, (b) 90 days following the Closing Date and (c) the “successful syndication” of the Bridge Facility (as defined in the Fee Letter), you will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in material discussions concerning the syndication or issuance of, any debt facility or any debt security of the Company or any of its subsidiaries, including any renewal or refinancing of any existing debt facility or debt security, in each case without the prior written consent of the Arranger (other than (i) the Bridge Facility, (ii) the Permanent Financing, (iii) any refinancing or replacement of the Company’s existing 1.20% Senior Notes due 2016, existing 6.125% Senior Notes due 2016 and existing 5.75% Senior Notes due 2017 (to the extent the aggregate principal amount thereof is not increased and to the extent such replacement or refinancing is coordinated with the syndication of the Bridge Facility in a manner reasonably satisfactory with the Arranger) (the “Existing Notes Refinancings”), (iv) borrowings under the Company’s existing $1.25 billion, five-year unsecured back-up credit facility expiring on February 17, 2017, $1.0 billion, five-year unsecured back-up credit facility expiring on May 23, 2018 and $1.25 billion, five-year unsecured back-up credit facility expiring on July 24, 2019 (as may be amended, extended, refinanced or replaced up to a principal amount not exceeding the respective commitments thereunder as in effect on the date of this Commitment Letter to the extent such amendment, extension, refinancing or replacement is coordinated with the syndication of the Bridge Facility in a manner reasonably satisfactory with the Arranger) (collectively, the “Existing Revolving Facilities”), (v) any debt incurred in connection with sale-leasebacks by the Company and its subsidiaries, (vi) commercial paper issued by the Company in the ordinary course of business, and (vii) ordinary course lease, purchase money debt and equipment financings).
Until the earlier of (x) the date that a “successful syndication” of the Bridge Facility (as defined in the Fee Letter) is achieved and (y) the date that is 90 days after the Closing Date, the Company agrees, subject, with respect to the Target, in all instances to, and not in contravention of, the terms of the Merger Agreement, to, and, to the extent necessary and practical, agrees to use commercially reasonable efforts to cause the Target to, cooperate with, and provide information reasonably required by, the Arranger in connection with all syndication efforts, including: (i) preparing, as soon as practicable after the date of this Commitment Letter, a information memorandum and other presentation materials (collectively, the “Facility Marketing Materials”) in form and substance customary for transactions of this type regarding the business, operations, financial projections and prospects of the Company and Target (after giving effect to the Transactions) (including the financial information described in Exhibit B) including without limitation the delivery of all

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information relating to the Transactions prepared by or on behalf of the Company that the Arranger deems reasonably necessary to complete the syndication of the Bridge Facility; (ii) arranging for direct communications with prospective Lenders in connection with the syndication of the Bridge Facility (including without limitation direct contact with appropriate senior management, representatives and advisors of the Company (and to the extent necessary and practical, using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Target) and participation of such persons in such meetings); and (iii) hosting (including any preparations with respect thereto) with the Arranger at places and times reasonably requested by the Arranger one or more meetings with prospective Lenders. In addition, the Company shall have afforded the Arranger a period of at least 30 consecutive days following the delivery by the Company of the information that is customarily delivered by borrowers for the preparation of marketing materials for similar financings to syndicate the Bridge Facility prior to the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the Bridge Facility contemplated hereby, but without limiting your obligation to assist with syndication efforts as set forth herein, it is understood that in no event shall the successful completion of syndication of the Bridge Facility, the passage of the time period specified in this paragraph or the receipt of any ratings constitute a condition to availability or funding of the Bridge Facility on the Closing Date. You agree that the Arranger has the right, with your prior written approval, to place advertisements in financial and other newspapers at its own expense describing its services to you.
You will be solely responsible for the contents of the Facility Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.
You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arranger’s request, you agree to assist in the preparation of an additional version of the Facility Marketing Materials that does not contain material non-public information concerning you, the Target or your or its respective subsidiaries or affiliates or your or their respective securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the definitive loan documents relating to the Bridge Facility, including without limitation a credit agreement and other related definitive documents consistent with the Company’s Existing Credit Agreement (as defined in Exhibit A) modified to reflect the terms set forth in this Commitment Letter (collectively, the “Loan Documents”); (b) administrative materials prepared by the Arranger for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Bridge Facility. Before distribution of any Facility Marketing Materials in connection with the syndication of the Bridge Facility (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. The Facility Marketing Materials provided to Lenders and prospective Lenders will be accompanied by a disclaimer exculpating us with respect to any use thereof and of any related materials by the recipients thereof. In addition, at the Arranger’s request, you will identify Public Information Materials by marking the same as “PUBLIC” and you agree that unless specifically labeled “PRIVATE — CONTAINS NON-PUBLIC INFORMATION,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Bridge Facility, whether through an Internet site (including without limitation an IntraLinks or SyndTrak workspace), electronically, in presentations, at meetings or otherwise will contain MNPI.

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4.	Information
You represent, warrant and covenant (with respect to information relating to the Target prior to the Closing Date, to the best of your knowledge) that (i) all written information (other than projections and information of a general economic industry nature) that has been or will be made available to the Arranger, each Commitment Party or the Lenders by or on behalf of the Company or the Target in connection with the Transactions is and will be, when taken as a whole, true and correct in all material respects and does not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates with respect thereto) and (ii) the projections and other forward-looking information that have been or will be made available to the Arranger, each Commitment Party or the Lenders by or on behalf of the Company or the Target have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable when made (it being understood and agreed that the projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement, that the projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the projections and such differences may be material). You agree that if at any time prior to the later of (x) the Closing Date and (y) the earlier of (i) 90 days following the Closing Date and (ii) the “successful syndication” of the Bridge Facility (as defined in the Fee Letter) any of the representations in the preceding sentence would be incorrect if made at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations (prior to the Closing Date, to the best of your knowledge with respect to the Target) will be correct in all material respects at such time in light of the circumstances in which such statements are made. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.	Indemnification
To induce us to enter into this Commitment Letter and the Fee Letter, you hereby agree to indemnify and hold harmless the Administrative Agent, the Arranger and each other agent or co-agent (if any) designated by the Arranger with your prior consent with respect to the Bridge Facility, each Lender (including in any event each Commitment Party) and their respective affiliates and each director, officer, employee, advisor, representative, agent, and attorney thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including legal expenses), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Company, the Target or any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence, willful misconduct, fraud or bad faith of such Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) a claim brought by Company against the Indemnified Person for a material breach of such Indemnified Person’s obligations under this Commitment Letter or the Fee Letter (to the extent such material breach is determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) arises from actions, suits, proceedings (including any investigations or inquiries) by an Indemnified Person against another Indemnified Person (other than actions, suits, proceedings (including any investigations or inquiries) involving (A) alleged

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conduct or omission by you or any of your affiliates or (B) against an arranger, bookrunner, other agent or administrative agent in its capacity as such). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems.
Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability that you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.
Neither we nor any other Indemnified Person will be responsible or liable to you or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility.

6.	Assignments
This Commitment Letter may not be assigned by you without the prior written consent of Barclays (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to (i) any of its affiliates (provided that any such assignment to an affiliate shall not relieve such Commitment Party of its obligations to fund such assigned portion of its Commitment hereunder unless such assignment was approved by the Company) and (ii) solely in the case of Barclays and subject to Section 3, to any additional “Commitment Parties” who become party to this Commitment Letter pursuant to a Joinder Agreement, and upon any such assignment, Barclays will be released from that portion of its commitments and agreements that has been so assigned. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto or, to the extent relating only to the rights and obligations of Barclays, by Barclays and the Company.

7.	USA PATRIOT Act Notification
Barclays notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Company, Merger Sub and the Target, including the name and address of each such Person and other information that will allow Barclays and each Lender to identify the Company, Merger Sub and the Target in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for Barclays and each Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship
Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by each Commitment Party, the Arranger or any of their affiliates in connection with the Transactions are exclusively for the information of your Board of Directors and senior management and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Arranger as required pursuant to applicable law or compulsory legal process; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter

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and such communications to your affiliates and to your and your affiliates’ respective officers, directors, employees, accountants, attorneys, agents and other advisors who are directly involved in the consideration of the Bridge Facility to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) solely following the execution and delivery of the Merger Agreement, this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein, unless redacted in a manner reasonably satisfactory to the Arranger) to the Target and its officers, directors, employees, agents and advisors, in each case, who are directly involved in the consideration of the Transactions to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein confidential and such persons agree to hold the same in confidence, (iii)  pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, stock exchange requirement or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iv) this Commitment Letter (but not the Fee Letter other than the existence thereof) may be disclosed in such filings as you may determine is advisable to comply with the requirements of the U.S. Securities and Exchange Commission and the other applicable regulatory authorities, including in any proxy statement or similar public filing related to the Acquisition, (v) this Commitment Letter and the Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform us promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (vi) the Summary of Terms and the existence of this Commitment Letter and the Fee Letter may be disclosed to Moody’s, S&P and any other rating agency on a confidential basis, (vii) the aggregate amount of fees payable under the Fee Letter may be disclosed as part of pro forma information, projections or generic disclosure regarding sources and uses for closing of the Acquisition (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), and (viii) with our prior written consent.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of the Company, the Target or any of your respective subsidiaries or affiliates and shall use such information solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions; provided, however, that nothing herein will prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent practicable and not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, its affiliates or representatives, (d) to such person’s affiliates and their respective officers, directors, employees, legal counsel, advisors, representatives, independent auditors and other experts who need to know such information and on a confidential basis, (e) to potential and prospective Lenders or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Bridge Facility, in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such information confidential on substantially the terms set forth in this paragraph, (f) received by such person on a non-confidential basis from a third party source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be

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prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated thereby or enforcement hereof and thereof, (i) to any rating agency on a confidential basis and (j) with your prior written consent; provided that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date of execution of the Bridge Loan Agreement (as defined in Exhibit A) at which time any confidentiality undertaking in the Bridge Loan Agreement shall supersede the provisions in this paragraph.
You acknowledge that each Commitment Party and its affiliates are full service securities firms and as such may from time to time effect transactions for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of the Company, the Target and other companies that may be the subject of the Transactions. Each Commitment Party and its affiliates will have economic interests that are different from or conflict with those of the Company regarding the Transactions, and you acknowledge and agree that each Commitment Party has no obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty in respect of this Commitment Letter and the Fee Letter and agree that Barclays will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the Transactions. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Target and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder. In connection with the services and Transactions contemplated hereby, you agree that we are permitted to access, use and share with any of our bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Company, the Target or any of their respective affiliates that is or may come into our possession or in the possession of any of our affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and such persons shall agree to hold the same in confidence). In addition, please note that Barclays Capital Inc. has been retained by the Company as financial advisor (in such capacity, the “Financial Advisor”) to the Company in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Nothing in this paragraph or in this Commitment Letter shall alter Barclays Capital Inc.’s obligation to you in its capacity as your Financial Advisor. Each Commitment Party or its affiliates are, or may at any time be a lender under one or more existing credit facilities of the Company and/or the Target (and/or of their respective subsidiaries) (in such capacity, an “Existing Lender”).
Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8).

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Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.
Please note that each Commitment Party and its affiliates do not provide tax, accounting or legal advice.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions
ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of “Company Material Adverse Effect” and whether a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Target Representations and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Merger Agreement or decline to close the Acquisition, and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York, located in the Borough of Manhattan or in the Supreme Court of the State of New York, New York County.
This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.
The provisions of Sections 3, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Bridge Facility is made available or any loans under the Bridge Facility are disbursed.

10.	Termination; Acceptance
Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) the consummation of the Acquisition without the use of the Bridge Facility, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the execution and delivery of the Loan Documents by the parties thereto and (iv) May 20, 2016; provided that to the extent the “Outside Date” under Section 10.1(b) of the Merger Agreement (as in effect on the date hereof) is extended to August

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CVS Health Corporation

20, 2016, the date in this clause (iv) shall automatically be extended to August 20, 2016 (such first date to occur being, the “Commitment Termination Date”) unless the closing of the Bridge Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.
Please confirm that the foregoing is in accordance with your understanding by signing and returning to Barclays the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter and a copy of the executed Merger Agreement on or before 11:59 p.m. New York City time on May 22, 2015 (the “Countersign Date”), whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by the earlier of (i) the specified time on the Countersign Date and (ii) the time of the public announcement of the Acquisition, this offer will terminate at such earlier time.

[The remainder of this page is intentionally left blank.]

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:     /s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

CVS HEALTH CORPORATION

By:     /s/ Carol A. DeNale
Name: Carol A. DeNale
Title: Senior Vice President and Treasurer

Commitment Letter

Exhibit A
Summary of Terms and Conditions of the Bridge Facility

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

Bridge Facility:
A 364-day senior unsecured term loan facility (the “Bridge Facility”) in an aggregate principal amount of $13.0 billion, less the amount of Permanent Financing issued or borrowed on or prior to the closing of the Acquisition.

Borrower:	CVS Health Corporation (the “Company”, or the “Borrower”).

Guarantor:	None.
Sole Bookrunner and Sole

Lead Arranger:
Barclays Bank PLC (“Barclays”), will act as sole bookrunner and sole lead arranger (in such capacities, the “Arranger”) for the Bridge Facility and will perform the duties customarily associated with such roles.

Administrative Agent:
Barclays will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”, together with any additional agents appointed in respect of the Bridge Facility in consultation with the Company pursuant to the terms hereof, the “Agents”) for the Lenders and will perform the duties customarily associated with such role.

Lenders:	Barclays and/or other banks, financial institutions and institutional lenders selected by the Arranger in consultation with the Company (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:
The proceeds of the Bridge Facility will be used to fund, in part, the Acquisition, including refinancing or retiring certain existing debt of the Target and its subsidiaries and paying all Transaction Costs.

Availability:	A single drawing may be made under the Bridge Facility on the Closing Date.

Closing Date:	The date on or before the Commitment Termination Date on which the Bridge Facility is available subject to the conditions set forth herein (the “Closing Date”).

Maturity:	The maturity date (the “Maturity Date”) of the Bridge Facility will be the date that is 364 days after the Closing Date.

Amortization:	All loans outstanding under the Bridge Facility will be due and payable on the Maturity Date.

Exhibit A-1

Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest, at the Company’s option, at a rate per annum equal to:
(a)    the Base Rate plus the Applicable Margin; or
(b)    the reserve adjusted Eurodollar Rate plus the Applicable Margin.
The “Applicable Margin” will be determined as of any date by reference to the pricing grid contained in Annex I to this Exhibit A (the “Pricing Grid”).
As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the rate last quoted by The Wall Street Journal as the “prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum published by the Federal Reserve Board as the “bank prime loan” rate or, if such rate is no longer quoted, any similar release by the Federal Reserve Board, (y) the Federal Funds effective rate plus ½ of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0% and (ii) “reserve adjusted Eurodollar Rate” means, with respect to an interest period, a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate appearing on the page of the Reuters Screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited for a period of time equal to such selected interest period (the “LIBOR Rate”), or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBOR Rate for a period of time equal to such selected interest period, in each case as adjusted for applicable reserve requirements; provided that if LIBOR Rates are quoted under either of clauses (ii)(x) or (ii)(y), but there is not such quotation for the interest period elected, the LIBOR Rate shall be equal to the interpolated rate. For the avoidance of doubt, LIBOR Rate shall not contain any “floors.”

Duration Fee:
The Company will pay fees (the “Duration Fees”) for the ratable benefit of the Lenders in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the loans under the Bridge Facility outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

Exhibit A-2

Ticking Fees:
The Company will pay non-refundable commitment fees in amounts equal to the Ticking Fee Rate per annum as determined in accordance with the Pricing Grid on the total commitments in respect of the Bridge Facility as set forth in the Commitment Letter on the date hereof, which fee will accrue beginning on the date that is 60 days from the date of execution of the Commitment Letter and will be payable on and through the earlier of (i) the date of termination or expiration of the commitments in respect of the Bridge Facility and (ii) the Closing Date.

Default Interest:
Upon the occurrence and during the continuance of any payment or insolvency event of default, interest on amounts not paid when due will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”).

Interest Payments:
Quarterly for loans bearing interest based upon the Base Rate; on the last day of the applicable interest periods (which will be one, two, three and six months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each mandatory and voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year with respect to loans bearing interest based upon the reserve adjusted Eurodollar Rate and a 365/366-day year with respect to loans bearing interest based upon clause (x) or (y) of the definition of Base Rate.

Funding Protection and Taxes:
Customary for transactions of this type, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy, liquidity requirements and other regulatory restrictions. It is understood that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted or issued.

Voluntary Prepayments

and Commitment Reductions:
The commitments in respect of the Bridge Facility may be voluntarily terminated by the Borrower in whole or in part upon one business day’s prior written notice and in minimum amounts to be agreed. Additionally, the Bridge Facility may be prepaid in whole or in part without premium or penalty upon one business day’s (or, in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate, three business days’) prior written notice, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last

Exhibit A-3

day of the applicable interest period. Voluntary prepayments of the Bridge Facility may not be reborrowed.
Mandatory Prepayments

and Commitment Reductions:
The following amounts shall be applied to prepay loans under the Bridge Facility (and, prior to the Closing Date, the commitments with respect to the Bridge Facility, under the Commitment Letter or the Loan Documents, shall be automatically and permanently reduced by such amounts):

1.
Incurrence of Indebtedness: An amount equal to 100% of the net cash proceeds received (including into escrow to the extent the conditions to release thereof are no more restrictive to the Company than the conditions to availability of the Bridge Facility) from the incurrence of indebtedness for borrowed money (including hybrid securities and debt securities convertible to equity) by the Company or any of its wholly-owned domestic subsidiaries (or any other subsidiary to the extent debt thereof is guaranteed by the Company or any wholly-owned domestic subsidiary) (excluding (i) commercial paper issued by the Company in the ordinary course of business, (ii) borrowings under the Existing Revolving Facilities and the amendment, extension, replacement and/or refinancing of the Existing Revolving Facilities (but in each case without increasing the principal amount thereto), (iii) any indebtedness borrowed under a Term Loan Facility (as defined below) up to the amount by which the commitments for the Bridge Facility have been previously reduced by the committed amount of such Term Loan Facility, (iv) intercompany indebtedness between the Company and/or its subsidiaries, (v) the Existing Notes Refinancings, (vi) capital leases, (vii) ordinary course purchase money debt and equipment financings, (viii) any debt incurred in connection with sale-leasebacks by the Company and its subsidiaries and (ix) other exceptions to be agreed).

2.
Equity Offerings: An amount equal to 100% of the net cash proceeds received (including into escrow to the extent the conditions to release thereof are no more restrictive to the Company than the conditions to availability of the Bridge Facility) from the issuance of any equity securities by the Company (other than issuances pursuant to employee stock plans or similar arrangements or non-employee director equity compensation plans or upon conversion or exercise of outstanding options or other equity awards and other exceptions to be agreed), payable (in the event that loans are outstanding under the Bridge Facility (it being understood this shall not prejudice any the commitment reduction requirements set forth herein)) no later than three business days following the date of receipt.

Exhibit A-4

3.
Asset Sales; Insurance Proceeds: An amount equal to 100% of the net after-tax cash proceeds received (to the extent not reinvested or committed to be reinvested within 9 months following receipt) from non-ordinary course the sale or other disposition of any property or assets of the Company or any of its wholly-owned domestic subsidiaries (or any other subsidiary to the extent debt thereof is guaranteed by the Company or any wholly-owned domestic subsidiary) (including the sale or issuance of any equity interest, in each case to third parties, by any subsidiary) that results in receipt of net proceeds (in cash or cash equivalents) in excess of $50 million (“Covered Asset Sales”) or insurance or condemnation proceeds in excess of $50 million (“Covered Insurance Proceeds”) paid on account of any loss of any property or assets of the Company or any of its wholly-owned domestic subsidiaries (or any other subsidiary to the extent debt thereof is guaranteed by the Company or any wholly-owned domestic subsidiary), payable (in the event that loans are outstanding under the Bridge Facility (it being understood this shall not prejudice any the commitment reduction requirements set forth herein)) no later than three business days following the date of receipt, other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) proceeds of sale-leasebacks by the Company and its subsidiaries, (iii) net proceeds that are reinvested (or committed to be reinvested) in other assets useful in the business of the Company or any of its subsidiaries (or used to replace damaged or destroyed assets) within 9 months after receipt of such proceeds or, if so committed within such period, reinvested within 90 days thereafter, and (iv) other exceptions to be agreed; provided that no such proceeds will be required to be applied until such time as the aggregate amount of all net after tax cash proceeds received since the Closing Date from Covered Asset Sales and Covered Insurance Proceeds exceeds $250 million.

In addition, the commitments under the Bridge Facility shall be automatically reduced by the principal amount of commitments obtained by the Company or any of its subsidiaries entering into any committed but unfunded term loan or similar agreement for the purpose of financing the Transactions (a “Term Loan Facility”), to the extent that the conditions to availability thereunder are no more restrictive to the Company than the conditions to availability of the Bridge Facility.
All mandatory prepayments and commitment reductions will be applied without penalty or premium (except after the Closing Date, for breakage costs, if any) and will be applied pro rata to loans or (as applicable) commitments outstanding under the Bridge Facility.

Exhibit A-5

Representations and

Warranties:
The Bridge Facility will only contain the following representations and warranties by the Company, substantially similar to the representations and warranties contained in the Company’s Second Amended and Restated Credit Agreement dated as of July 24, 2014 (the “Existing Credit Agreement”), as modified for the Transactions and except as otherwise set forth below, to be made upon the date of execution of the credit agreement for the Bridge Facility (the “Bridge Loan Agreement”) and on the Closing Date: existence and requisite power; authority; execution and delivery and enforceability of Loan Documents; litigation; no conflicts of the Loan Documents with organizational documents; no conflicting agreements; taxes; compliance with applicable laws, filings; Investment Company Act; Federal Reserve margin regulations; solvency of the Company and its subsidiaries on a consolidated basis; use of proceeds; no misrepresentation; plans; environmental matters; financial statements; U.S.A. Patriot Act, anti-corruption laws and sanctions.

Covenants:
The Bridge Facility will only contain affirmative, negative and financial covenants by the Company, substantially similar to the affirmative, negative and financial covenants contained in the Company’s Existing Credit Agreement, as modified for the Transactions and except as otherwise set forth below:

Affirmative covenants: The affirmative covenants will only include legal existence; taxes; insurance; performance of obligations; condition of property; observance of legal requirements; financial statements and other information; records; authorizations; commercially reasonable efforts to maintain ratings from S&P and Moody’s (but not any specific rating).

Negative covenants: The negative covenants will only include certain restrictions on subsidiary indebtedness, liens, dispositions; mergers, consolidations, etc.; acquisitions; restricted payments; limitation on upstream dividends by subsidiaries; and limitation on negative pledges.

Financial covenant: maximum consolidated indebtedness to total capitalization not to exceed 0.60 to 1.0 (defined and calculated in a manner consistent with the Existing Credit Agreement).

Events of Default:
The Bridge Facility will only include events of default (and, as appropriate, grace periods) substantially similar to the events of default contained in the Company’s Existing Credit Agreement, as modified for the Transactions and except as otherwise set forth below: failure to make principal payments when due and failure to pay interest, fees and other amounts within five business days of due date; cross-default to payment defaults on indebtedness with principal aggregating $75 million or more, or to other events if the effect is to accelerate or permit acceleration of such debt; noncompliance with covenants (with notice and cure periods as set forth above); representations and warranties materially incorrect

Exhibit A-6

when made or deemed made; bankruptcy/insolvency/suspension of business/non-payment of debts; unsatisfied judgments or orders in excess of $75 million within 60-day grace period; change of control; ERISA.
Conditions Precedent to

Borrowing:
The several obligation of each Lender to make, or cause an affiliate to make, loans under the Bridge Facility on the Closing Date will be subject only to the conditions set forth or referred to in Section 2 of the Commitment Letter and in Exhibit B thereto.

Assignments and

Participations:
The Lenders may assign all of their loans and commitments under the Bridge Facility, or a part of their loans and commitments in an amount of not less than $5.0 million, to their affiliates or one or more banks, financial institutions or other entities that are Eligible Assignees (to be defined in the Loan Documents) which are reasonably acceptable to the Administrative Agent and (unless any event of default is continuing) the Company (the Company’s consent not to be unreasonably withheld or delayed); provided that such bank, financial institution or other entity shall be deemed reasonably acceptable to the Company if such assignment is made by the Arranger in accordance with the syndication provisions of the Commitment Letter; provided, further, that assignments made to another Lender, an approved fund of a Lender, an affiliate of a Lender or of an Agent will not be subject to the above minimum assignment amount and consent requirements. The Lenders will also have the right to sell participations, subject only to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Amendments and

Required Lenders:
No amendment, modification, termination or waiver of any provision of the Loan Documents will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of loans and commitments outstanding under the Bridge Facility (collectively, the “Required Lenders”), except that the consent of each Lender adversely affected thereby will be required with respect to, among other things, certain matters relating to fees and interest rates (other than waiver of Default Interest), maturity, pro rata payment and sharing provisions and the definition of Required Lenders.

Indemnity and Expenses:
The Bridge Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably acceptable to the Arranger. The Company will also pay (i) reasonable and documented out-of-pocket expenses of the Arranger and the Agents associated with the syndication of the Bridge Facility and the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and the charges of electronic loan administration platforms) and (ii) all

Exhibit A-7

documented out-of-pocket expenses of the Arranger, the Agents and the Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents or in any bankruptcy case or insolvency proceeding.
Governing Law and

Jurisdiction:
The Bridge Facility will provide that the Company will submit to the exclusive jurisdiction and venue of the federal and state courts of the County and State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and

the Administrative Agent:	Simpson Thacher & Bartlett LLP.

Exhibit A-8

Annex I to Exhibit A
Pricing Grid

“Applicable Margin,” “Commitment Fee Rate” and “Ticking Fee Rate” means (as applicable), as of any date of determination, the percentage per annum set forth below under the applicable type of loan opposite the applicable Debt Ratings of the Company from Moody’s and S&P, in each case, with a stable or better outlook:

Debt Ratings (Moody’s or S&P)	Applicable Margin								Ticking Fee Rate
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	Base Rate Loans	Euro-dollar Loans	Base Rate Loans	Euro-dollar Loans	Base Rate Loans	Euro-dollar Loans	Base Rate Loans	Euro-dollar Loans
Rating Level 1: ≥ A2/A	0.0 bps	87.5 bps	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	8.0 bps
Rating Level 2: ≥ A3/A-	0.0 bps	100.0 bps	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	10.0 bps
Rating Level 3: ≥ Baa1/BBB+	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps	12.5 bps
Rating Level 4: > Baa2/BBB	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	15.0 bps
Rating Level 5: ≤ Baa3/BBB-	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps	20.0 bps

In the event of a split rating, each of the Applicable Margin and the Ticking Fee Rate will be determined by reference to the level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two or more levels apart, in which case the Applicable Margin and the Ticking Fee Rate will be determined by reference to the level in the grid that is one higher than the level in which the lower rating appears. In the event that debt ratings are not obtained, the pricing will be determined based on Rating Level 5. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. Prior to the public announcement of Debt Ratings that give effect to the Transactions, each of the Applicable Margin and the Ticking Fee Rate will be determined by reference to Rating Level 3 in the grid above.

Annex I to Exhibit A-1

“Debt Ratings” means as of any date of determination, the public rating as determined by Standard & Poor’s Financial Services LLC (“S&P”) or Moody’s Investors Service, Inc.(“Moody’s”), as the case may be, of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

Annex I to Exhibit A-2

Exhibit B
Conditions Precedent to the Bridge Facility

1.
Concurrent Transactions: The terms of the Merger Agreement (including all exhibits, schedules, annexes and other attachments thereto) and all related documents shall be reasonably satisfactory to the Arranger (it being agreed that the execution version of the Merger Agreement dated May 20, 2015, together with any exhibits, schedules, annex and other attachments thereto and all related documents provided to the Arranger prior to its execution of the Commitment Letter is reasonably satisfactory to the Arranger). The Acquisition shall have been consummated or will be consummated concurrently with the funding under the Bridge Facility in all material respects in accordance with the terms of the Merger Agreement (including all exhibits, schedules, annexes and other attachments thereto); provided that no amendment, modification, consent or waiver of any term thereof or any condition to the Company’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification, consent or waiver that is not materially adverse to any interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Arranger (it being understood and agreed that any change in the price not exceeding a 10% increase or decrease in the aggregate purchase price consideration to be paid under the Merger Agreement will be deemed to not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Arranger).

2.
Financial Statements. The Arranger shall have received (i) audited consolidated financial statements of the Company for each of the last three full fiscal years ending more than 90 days prior to the Closing Date, (ii) unaudited consolidated financial statements for each subsequent fiscal quarterly period of the Company ending more than 45 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), together with unaudited consolidated financial statements for the corresponding period(s) of the prior fiscal year and (iii) customary pro forma financial statements that would satisfy the requirements of Regulation S-X in all material respects (but excluding adjustments for purchase accounting), but only to the extent such pro forma financial statements would be required in a Form S-1 registration statement filed on the Closing Date. The Arranger hereby acknowledges receiving the audited consolidated financial statements for fiscal years ending on December 31, 2012, December 31, 2013 and December 31, 2014 and the unaudited consolidated financial statements for the fiscal quarter ending on March 31, 2015.

3.
Definitive Documents; Customary Closing Conditions. The Loan Documents shall be substantially consistent with the terms set forth in this Commitment Letter and shall have been executed and delivered by the Company. The Company shall have complied with the following closing conditions: (i) the delivery of customary legal opinions, corporate records and documents from public officials and officer’s certificates; (ii) customary evidence of authority; (iii) payment of fees and reasonable and documented out-of-pocket expenses (to the extent invoiced at least three business days prior to the Closing Date) pursuant to the Commitment Letter and the Fee Letter; (iv) delivery of a solvency certificate from the chief financial officer of the Company substantially in the form of Annex I hereto; (v) delivery of a customary borrowing notice (which such borrowing notice shall not include any bring-down of representations and warranties or certification that no default or event of default exists, in each case as condition to funding); and (vi) each Lender shall have received at least 5 business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent that such documentation and other information is requested at least 10 days prior to the Closing Date.

Exhibit B-1

4.
Accuracy of Certain Representations and Warranties. The Target Representations and the Specified Representations shall be true and correct in all material respects, in each case at the time of the making of the loans under the Bridge Facility on the Closing Date.

Exhibit B-2

Annex I to Exhibit B

Form of Solvency Certificate

SOLVENCY CERTIFICATE
Of
CVS HEALTH CORPORATION
AND ITS SUBSIDIARIES

[Date]

Pursuant to Section [●] of the Bridge Loan Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of CVS Health Corporation (the “Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Bridge Loan Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

Annex I to Exhibit B-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually, as of the date first stated above.

[NAME OF THE COMPANY]

By:__________________________
Name:
Title:

Annex I to Exhibit B-2